Contact:      Frank J. Travea, III
                                                  President
                                                  Roebling Financial Corp, Inc.
                                                  (609) 499-9400


Roebling Financial Corp, Inc.
Roebling Bank
Route 130 and Delaware Avenue
Roebling, New Jersey 08554

OTC Electronic Bulletin Board "RBLG"

                                                  For Immediate Release
                                                  NOVEMBER 7, 2006


                          ROEBLING FINANCIAL CORP, INC.
                         ANNOUNCES SECOND CASH DIVIDEND


     Roebling, New Jersey --NOVEMBER 7, 2006, --Frank J. Travea, III, President of Roebling Financial Corp, Inc., the holding company for Roebling Bank, announced today that its Board of Directors has declared a cash dividend of $.10 per share payable to stockholders of record as of November 27, 2006. Payment will be made on December 18, 2006. This is the Company's second dividend since completing its second step conversion on September 30, 2004.

     Mr. Travea indicated that the cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

     Roebling Bank is a federally chartered stock savings bank, which conducts its business from its main and branch office in Roebling, New Jersey, and branches in New Egypt, Westampton, and its newest location in Delran, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. At September 30, 2006, the Company had total assets and stockholders' equity of approximately $131 million and $16 million, respectively. The Company's common stock is quoted on the OTC Bulletin Board under the symbol "RBLG".